FOR IMMEDIATE RELEASE
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com

Smithfield Foods Reports First Quarter Results

SMITHFIELD, Virginia (September 4, 2012)-Smithfield Foods, Inc. (NYSE:SFD) today reported fiscal 2013 first quarter results. All comparisons are to the first quarter of fiscal 2012.

Highlights

•	Net income was $61.7 million, or $.40 per diluted share

•	Packaged meats operating profit +29% to first quarter record $130.6 million

◦	Packaged meats volume +4%

▪	Core brands volume +7%

•	Continued aggressive share repurchases

◦	Repurchased 7.4 million shares for $145 million in first quarter

◦	Repurchased 17.4 million shares, or more than 10% of the company, for $350 million in just over a year

•	Reduced interest expense 12%

•	Refinanced balance sheet; redeemed $694 million of debt subsequent to quarter end

◦	Dramatically improved debt maturity profile

◦	Eliminated all secured term debt

◦	Increased liquidity

◦	Lowered borrowing costs

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended
	July 31, 2011		August 1, 2010
Sales:
Pork
Fresh Pork	$1,261.0		$1,254.2
Packaged Meats	1,338.6		1,343.1
Total Pork	2,599.6		2,597.3

Hog Production	728.8		749.8
International	346.8		375.0
Total segment sales	3,675.2		3,722.1
Intersegment	(583.9)		(627.9)
Consolidated	$3,091.3		$3,094.2

Operating profit and margin %:
Pork
Fresh Pork	$(12.0)	(1)%	$35.4	3%
Packaged Meats	130.6	10%	101.3	8%
Total Pork	118.6	5%	136.7	5%

Hog Production	23.1	3%	69.7	9%
International	15.8	5%	—	0%
Corporate	(25.7)		(33.2)
Consolidated	$131.8	4%	$173.2	6%

Sales for the first quarter of fiscal 2013 were $3.1 billion, steady with the prior year. Net income was $61.7 million ($.40 per diluted share) in the first quarter, compared to net income of $82.1 million ($.49 per diluted share) last year. Last year's first quarter included noteworthy items that negatively impacted results by $.20 per share, primarily related to the anticipated settlement of the company's Missouri litigation.

Commentary
“Our first quarter results underscore the ongoing strength of our packaged meats business, which delivered record margins and solid volume gains. These results also emphasize the fact that the key driver of our business model is our packaged meats business, which generated the majority of our earnings again this quarter,” said C. Larry Pope, president and chief executive officer.

“Total packaged meats volume increased 4% in the first quarter, with gains across all key trade channels including retail, foodservice and deli. Retail packaged meats volume growth was led by strong double-digit gains in bacon and dry sausage, as well as increases in many other product categories. Furthermore, we secured contracts with several new national foodservice accounts, which fueled 6% growth in the foodservice channel. The introduction of Eckrich Bacon Lovers Deli Meats last quarter contributed to a 6% volume gain in the deli channel. Notably, volume of our core brands rose 7%,” he noted.

“This quarter, we achieved significant packaged meats sales and volume gains in our Armour, Carando, Eckrich, Farmland, John Morrell, Margherita and Smithfield brands. We also increased share in a number of strategic product categories including bacon, dry sausage, hot dogs and portable lunches and expanded distribution in the deli meats, dry sausage and portable lunches categories,” Mr. Pope commented.

“We continue to invest in advertising with double-digit increases in consumer marketing spending to drive brand growth and remain committed to building a strong innovation pipeline. For example, we recently announced the launch of Farmland Oven Perfect, a new line of pork products that is marinated, dry-rub seasoned and ready to cook right in the bag. Oven Perfect was the result of extensive consumer research and is being supported with an integrated advertising campaign including television, print and online advertising and social media integration,” he remarked.

Mr. Pope continued, “Another bright spot in the first quarter was our international segment, which posted strong earnings in spite of weaker currencies. Positive hog production fundamentals in Eastern Europe fueled solid profitability from our international hog operations. In addition, our Romanian meat processing business benefited from the approval to export to European Union member countries late last fiscal year.”

“Naturally, we were disappointed with the poor performance of our fresh pork business, as the fresh pork complex remained under pressure due to higher supplies and weak domestic retail demand, although exports remained historically strong,” he said.

“Despite higher raising costs in our hog production business that caused margins to decline, the segment remained profitable,” Mr. Pope noted.

“I am pleased to report that we recently reached an agreement to settle substantially all of the Missouri nuisance litigation. In accordance with the agreement, all pending cases, with one minor exception, will be dismissed. This agreement effectively brings the Missouri nuisance litigation to a close,” he stated.

Mr. Pope added, "Over the past year, our board of directors has approved four separate share repurchase authorizations totaling $600 million. We have aggressively executed against those authorizations, repurchasing 17.4 million shares for $350 million, leaving $250 million available for future repurchases. In little more than a year, we have bought back over 10% of the company. These share repurchases not only reflect our commitment to enhance shareholder value, but also our continued confidence in the fundamental strength of our business.”

First Quarter Results

Pork
Fresh Pork
Historically, the first quarter is the most difficult time of the year for fresh pork. Margins were below the normalized range at $(2) per head, as an 8% decline in the USDA pork cutout outweighed a 4% drop in live hog market prices. Last year's first quarter was an exception to the seasonal trend. The company processed 3% more hogs. Export shipments remained strong and kept pace with record volumes in the prior year.

Packaged Meats
Packaged meats margins improved to a record $.21 per pound, or 10%. Lower raw material costs and an enhanced product mix, as well as a more coordinated and focused sales strategy and a greater investment in advertising all positively impacted results.

Volume increased 4% driven by core brand volume growth of 7%. Volume improved across all trade channels, with retail packaged meats volume up 4%, foodservice up 6%, and deli up 6%. Notably, the company's Carando and John Morrell brands achieved double-digit sales and volume gains in addition to solid increases in its Armour, Eckrich, Farmland, Margherita and Smithfield brands. The company successfully took share in bacon, dry sausage, hot dogs and portable lunches. In addition, it expanded distribution in deli meats, dry sausage and portable lunches.

Hog Production
Hog Production operating margins declined from the prior year to $6 per head, or 3%, resulting primarily from 6% higher raising costs. Live hog market prices and raising costs averaged $66 per hundredweight and $67 per hundredweight, respectively. Results were positively impacted by risk management activities, as well as sales price premiums. Strong favorable hedge positions helped to mitigate the impact of higher grain costs in the quarter. Head sold decreased 5%, as volumes troughed due to the temporary effects of the Hog Production Cost Savings Initiative.

International
International segment operating profit improved considerably to $15.8 million and was driven by strong results in the company's Eastern European hog production operations. In addition, volume and sales in its meat processing operations in Poland and Romania increased; however, currency exchange rates caused a decline in total dollar sales figures in the segment. Earnings from the company's Polish meat processing operations were favorably impacted by an increase in average unit selling prices, particularly in packaged meats. Likewise, Romanian meat processing results were positive, benefitting from recent approval to export to the EU.

Debt Refinancing
The company recently undertook the following actions to refinance its balance sheet, which were completed subsequent to quarter end:

•	Launched a $1 billion 6.625% senior unsecured notes offering due 2022, which yielded net proceeds of $981 million.

•	Tendered for all its outstanding 2013 bonds (7.75% coupon) and consequently repurchased $105 million of the $160 million outstanding balance of the 2013 bonds.

•	Tendered for all its outstanding 2014 senior secured bonds (10% coupon) and subsequently repurchased the entire $589 million outstanding balance of the 2014 bonds.

•	Secured a two year extension for its $200 million bank term loan from fiscal 2017 to fiscal 2019.

“With this debt refinancing, we have secured the strongest balance sheet in company history. This will benefit our shareholders by lowering our borrowing cost, dramatically improving our debt maturity profile, removing all encumbrances on our real estate and fixed assets and early maturity triggers in our credit facility, and increasing our liquidity. With the exception of the $400 million convertible bond maturity in fiscal 2014, these refinancing actions effectively eliminate all material term debt maturities until fiscal 2018,” said Robert W. Manly, executive vice president and chief financial officer.

In connection with these transactions, the company will record a pre-tax early debt extinguishment charge of approximately $121 million in the second quarter of fiscal 2013.

Outlook
“Despite headwinds in our hog production business, improving fresh pork results combined with robust packaged meats profitability and higher packaged meats volumes, as well as strong international segment profitability should fuel solid results in fiscal 2013,” Mr. Pope said.

He continued, “We are zeroed in on our packaged meats business and are successfully executing our growth strategy by continuing to utilize our coordinated sales and marketing team approach, focus on our twelve core brands, invest in consumer-focused advertising, and build a strong product innovation pipeline to grow share and distribution. We are extremely enthusiastic about our packaged meats business and expect margins to be at the high end of the normalized range with 2-3% volume growth in fiscal 2013.”

“In addition, we anticipate operating profits in our international segment to be in the upper half of the normalized range in fiscal 2013,” Mr. Pope remarked.

“We have emerged from the seasonally weak period in fresh pork and believe that lower protein supplies and continued strength in export demand should support fresh pork profitability within the normalized range for fiscal 2013. In fact, fresh pork margins have improved considerably since the end of the quarter. In addition, we are working hard to enhance our product mix, achieve further operational efficiencies and lower our costs in this segment,” he commented.

“Although the Hog Production segment will be negatively impacted by higher grain prices resulting from the drought, favorable grain hedges should keep raising costs in the mid $60s per hundredweight throughout fiscal 2013. This compares to projected industry raising costs in the mid $70s per hundredweight, according to leading industry experts. Moreover, we expect that global protein production will rationalize in the mid-term given the current grain environment to yield higher prices that will partially offset the impact of rising costs. This, coupled with healthy exports, should generate hog production segment margins ranging from a marginal loss to marginal profitability for the full fiscal year. Our successful risk management strategy should meaningfully protect margins and produce results that are significantly better than the industry as a whole,” Mr. Pope continued.

“We continue to believe that the market does not fully appreciate the substantial progress we have made toward creating a more stable earnings stream driven by our packaged meats business. As a result, we think that our stock is significantly undervalued, which affords us the opportunity to repurchase shares under our buyback program at very attractive prices. Given our strong liquidity and favorable outlook for the full fiscal year, ongoing share repurchases remain a priority,” he stated.

Mr. Pope concluded, “Looking ahead, our momentum in packaged meats is strong and we are well positioned to deliver another year of solid earnings to our shareholders in fiscal 2013.”

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET on Tuesday, September 4, 2012. Participants can access the call by dialing (800) 230-1951. The call will be webcast at http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 256506.

About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, Gwaltney®, John Morrell®, Kretschmar®, Curly's®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

This report contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	July 31, 2011	August 1, 2010
	(unaudited)
Sales	$3,091.3	$3,094.2
Cost of sales	2,759.1	2,687.1
Gross profit	332.2	407.1
Selling, general and administrative expenses	201.1	238.7
Income from equity method investments	(0.7)	(4.8)
Operating profit	131.8	173.2
Interest expense	42.5	48.1
Loss on debt extinguishment	—	1.2
Income before income taxes	89.3	123.9
Income tax expense	27.6	41.8
Net income	$61.7	$82.1

Net income per share:
Basic	$.40	$.50
Diluted	$.40	$.49

Weighted average shares outstanding:
Basic	154.3	165.8
Effect of dilutive shares	1.0	1.2
Diluted	155.3	167.0

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF (INCOME) LOSS FROM EQUITY METHOD INVESTMENTS
(In millions)

		Three Months Ended
Equity Investment	Segment	July 29, 2012	July 31, 2011
		(unaudited)
Mexican joint ventures	International	$0.4	$(3.0)
Campofrío Food Group (CFG) (1)	International	(0.1)	(0.2)
All other equity method investments	Various	(1.0)	(1.6)
Income from equity method investments		$(0.7)	$(4.8)

(1)
CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.